Exhibit 21

PRIMEDIA Inc. Subsidiaries

as of March 7, 2008

Entity				Jurisdiction of Organization
Consumer Source Inc. (f/k/a PRIMEDIA Companies Inc.)				Delaware
1.	Consumer Source Holdings Inc. (f/k/a Consumer Source Inc. and Haas Publishing Companies, Inc.)			Delaware
	(a	)	Distributech LLC (f/k/a Telecomclick LLC)	Delaware
	(b	)	Guias do Brasil Ltda	Brazil
	(c	)	HPC Interactive LLC	Delaware
	(d	)	San Diego Auto Guide Inc.	Delaware
2.	C1 Corporation (f/k/a Channel One Communications Corporation)			Delaware
	(a	)	Cover Concepts Marketing Services, LLC(1)	Delaware
3.	HSW Video LLC(2)			Delaware
4.	Media Central LLC			Delaware
	(a	)	Media Central Acquisition, LLC	Delaware
5.	PRIMEDIA Information Inc.			Delaware
	(a	)	IntelliChoice, Inc.	California
6.	PRIMEDIANet Inc.			Delaware
	(a	)	Channel One Interactive, Inc.	Delaware
	(b	)	ConsumerClick Corp. (f/k/a PRIMEDIA Newco II Inc.)	Delaware
	(c	)	IndustryClick Corp. (f/k/a PRIMEDIA Newco Inc.)	Delaware
	(d	)	PRIMEDIA California Digital Inc. (f/k/a EMAP Digital USA, Inc. and Enthusiast Ventures.com, Inc.)	Delaware
7.	PRIMEDIA Ventures, Inc.			Delaware

(1)	99% held by C1 Corporation and 1% held by Consumer Source Inc.

(2)	HSW Video LLC is a joint venture where 50% is owned by PRIMEDIA Digital Video Holdings and 50% is owned by Howstuffworks.com, Inc.)